EXHIBIT 23
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
We consent to the incorporation by reference in Registration Statement No. 333-177605 on Form S-8 of our report dated February 27, 2015, relating to the consolidated financial statements of Exelis Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph related to the February 5, 2015 definitive merger agreement with Harris Corporation), and the effectiveness of Exelis Inc. and subsidiaries’ internal control over financial reporting, appearing in this Annual Report on Form 10-K of Exelis Inc. and subsidiaries for the year ended December 31, 2014.

/s/ Deloitte & Touche LLP
McLean, Virginia
February 27, 2015